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                                    Exhibit 4.1

March 17, 2000                                            $500,000


                      SECURED EXCHANGEABLE PROMISSORY NOTE

         FOR GOOD AND VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, the undersigned, Hawaiian Natural Water Company, Inc., a Hawaii corporation ("Maker"), hereby promises to pay to the persons listed on Schedule I hereto (collectively, the "Holders"), in lawful money of the United States of America, the aggregate principal amount of $500,000, plus interest thereon at the rate set forth below, upon the terms and conditions set forth in this Secured Exchangeable Promissory Note (this "Note"). This Note is being issued to the Holders in partial payment of the merger consideration owing to them in connection with the merger of Aloha Water Company, Inc., a Hawaii corporation wholly owned by the Holders ("Aloha"), with and into AWC Acquisition Corp., a Hawaii corporation and a wholly owned subsidiary of Maker ("Subsidiary"), Subsidiary being the surviving corporation in such merger, as more fully set forth in that certain Merger Agreement and Plan of Reorganization (the "Merger Agreement") dated March 17, 2000 by and among Maker, Subsidiary, Aloha and the Holders, which is incorporated herein by reference (capitalized terms appearing herein without definition having the meanings assigned to them in the Merger Agreement). In the event of any conflict between the provisions of the Merger Agreement and this Note, the provisions of the Merger Agreement shall govern. All rights of the Holders hereunder shall rank pari passu, and all payments of principal and interest hereunder shall be made to the Holders pro rata in accordance with their interests as set forth on Schedule I hereto.

         1. PAYMENT OF INTEREST. Maker promises to pay interest on the outstanding principal amount of this Note, from the date hereof or from the most recent date as of which interest has been paid, until this Note has been paid in full, at the annual rate of 10%, compounded annually. Interest for the period from the date hereof through April 30, 2000 shall be payable on May 1, 2000; interest for all periods thereafter shall be payable monthly in arrears on the first day of each month, commencing June 1, 2000. Interest shall be computed on the basis of a 360-day year, consisting of twelve 30-day months.

         The foregoing notwithstanding, Maker shall offset against the interest payments due hereunder, the amount of any Lease Obligation owing to Maker by the Holders as provided in Section 6.7 of the Merger Agreement until such Lease Obligation is paid in full.

         2. PAYMENT OF PRINCIPAL. The entire principal amount of this Note, plus all accrued and unpaid interest thereon, shall become due and payable on April 1, 2001.

         3. PREPAYMENT. Maker may prepay this Note in whole or in part (in each case, a "Prepayment") at any time without premium or penalty.

         4. SECURITY. This Note is secured by a first priority security interest in all of the capital stock of Subsidiary (the "Pledged Shares") as further described in that certain Pledge and Security Agreement of even date herewith (the "Security Agreement"), a copy of which is attached hereto and made a part hereof.

         5. EXCHANGE. Solely in the event of an Acceleration (as defined in Section 6 hereof), the Holders may elect (an "Exchange Election") to exchange this Note, in whole but not in part for convertible preferred stock of Maker ("Exchange Preferred") with an aggregate liquidation preference equal to the then outstanding principal amount of this Note, plus all accrued but unpaid interest thereon. The Exchange Preferred will have such rights, preferences, privileges and restrictions as are set forth in its governing instrument, including without limitation the following: the Exchange Preferred will be convertible, at any time at the option of the holder thereof, into common stock of Maker ("Common Stock")


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at a conversion price per share equal to the trading price of the Common Stock on the date of the Acceleration on the principal market on which the Common Stock is then traded (currently the OTC Bulletin Board) or, if the Common Stock is not then publicly traded, at the fair market value thereof as determined in good faith by the Board of Directors of Maker; provided, however, that the Holders may rescind any Exchange Election within ten days following receipt of written notice of any such determination by the Board of Directors. In the event of a conversion of the Exchange Preferred into shares of Common Stock, at the request of a majority in interest of the holders thereof, Maker shall be obligated to register such conversion shares for resale under the Securities Act of 1933, as amended, provided that Form S-3 or other similar short form registration statement is then available to Maker.

         6. DEFAULT. The occurrence of any of the following events shall constitute a default hereunder (a "Default"): (i) the failure of Maker to pay the principal of this Note when due; (ii) ) the failure of Maker to pay interest on this Note when due which failure shall have continued for a period of 60 days following the applicable due date; (iii) the breach of any covenant or representation and warranty contained in this Note, which breach shall not have been cured within 30 days following written notice thereof from the Holders;
(iv) the occurrence of any Event of Default (as defined in the Security Agreement); and (v)(A) any assignment for the benefit of creditors of Maker, or
(B) the involuntary application (which application is not dismissed within 60 days) for, or appointment of, a receiver for Maker or any assets of Maker, or
(C) the commencement of any bankruptcy or insolvency proceedings against Maker under any of the provisions of the Federal bankruptcy laws or of any comparable rule of law of any other jurisdiction to which Maker is subject.

In case of a Default pursuant to any of clauses (i) through (iv) above, the Holders shall be entitled to declare the entire outstanding principal amount of this Note, together with any accrued but unpaid interest thereon at the rate specified above, immediately due and payable (an "Acceleration"); in case of a Default pursuant to clause (v) above, an Acceleration of this Note shall occur, without notice to or action of any kind by the Holders.

         If any amount required to be paid pursuant to this Note is not paid in full when due, Maker shall pay to the Holders all costs and expenses of collection, including (without limitation) reasonable attorneys' fees, arbitration fees and costs, and court fees and costs.

         7. CERTAIN COVENANTS. Except with the written consent of the Holders, Maker hereby covenants that it will not, and will not permit Subsidiary to:

         (a) Declare or pay any dividend or make any distribution, loan or management fee to Maker, unless at the time of any such action and after giving effect thereto:

                  (i) no Default under this Note has occurred and is continuing; and

                  (ii) the aggregate amount expended for all such purposes subsequent to the date hereof does not exceed the aggregate amount of the Subsidiary's net income for such period (determined in accordance with generally accepted accounting principles ("GAAP"), consistent with past practice); provided, however, that Maker shall be obligated to repay to Subsidiary all such amounts received in the event of a foreclosure on the Pledged Shares as provided in Section 6 of the Security Agreement; and, provided further, that for purposes of the foregoing a management fee shall not include the Subsidiary's allocable portion of Maker's corporate overhead expense ("Allocated Overhead"), determined in accordance with GAAP, which Aloha shall be permitted to pay to Maker without regard to the foregoing restrictions and conditions.

                  (b) Transfer or assign to Subsidiary, or cause Subsidiary to assume or guarantee, any liability of Maker (other than Allocated Overhead), or transfer or assign to Maker any asset of Subsidiary, other than for fair equivalent value.


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                  (c) Adopt any plan of liquidation of Subsidiary or sell, lease or otherwise convey or dispose of all or substantially all of the assets of Subsidiary or merge Subsidiary with or into any other person.

8. REPRESENTATIONS AND WARRANTIES OF MAKER. Maker represents and warrants to the Holders as follows:

                  (a) The issuance of this Note, the Exchange Preferred and the conversion shares underlying the Exchange Preferred have been duly authorized by all necessary corporate action on the part of Maker and do not and will not conflict with any provision of Maker's charter documents or any material rule, law regulation or agreement, or any order, judgment or decree, to which Maker is subject or by which it is bound.

                  (b) The Exchange Preferred and the conversion shares underlying the Exchange Preferred, if and when issued and paid for in accordance with the provisions of this Note and the governing instrument of the Exchange Preferred, will be duly authorized, fully paid and non-assessable shares of capital stock of Maker.

                  (c) Maker has reserved for issuance, and will continue to reserve for issuance at all times while either this Note or the Exchange Preferred are outstanding, such number of shares of its Common Stock as is sufficient for the conversion in full of the Exchange Preferred.

         9. ACTION BY MAJORITY IN INTEREST. By acceptance of this Note, each of the Holders agrees that wherever this Note permits or requires any action to be taken (or foregone) at the election of the Holders, such action may be taken (or foregone) at the election of a majority in interest of the Holders, and all of the Holders agree to be bound by any such election.

         10. NOTICES. In the event that any notice or other communication is to be sent pursuant to this Note, such notice shall be in writing, sent by facsimile or by certified mail, return receipt requested, or delivery in person (including, without limitation, by Federal Express or similar service), addressed as follows, or to such other address as a party may notify the others in accordance with the provisions hereof:

                  If to Maker, to:

                  Hawaiian Natural Water Company, Inc.
                  98-746 Kuahao Place
                  Pearl City, Hawaii  96782
                  Facsimile: (808) 483-0536
                  Attn: Marcus Bender, President

                  If to the Holders, to them at their respective addresses or facsimile numbers set forth on Schedule I hereto.

         All notices, payments, and other communications hereunder shall be deemed given when faxed or delivered, or three days following deposit in the United States mails, if mailed, in accordance with this Section.

11. SEVERABILITY. In case any provision in this Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.


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         12. GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the State of Hawaii, without regard to the conflicts of law principles thereof.

                                    HAWAIIAN NATURAL WATER COMPANY, INC.


                                        /s/ Marcus Bender
                                        -----------------------------------
                                    By: Marcus Bender, President


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                               SCHEDULE OF HOLDERS

         NAME                                           PERCENTAGE INTEREST
         ----                                           -------------------

         Daniel Gabriel                                          51
         94-112 Ahahui Way
         Mililani, Hawaii  96789

         Patricia Gabriel                                        20
         94-112 Ahahui Way
         Mililani, Hawaii  96789

         David Smith                                             29
         C/o White Tiger Development
         16490 Vineyard Boulevard
         Morgan Hill, California  95037


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